SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, DC 20549

                            --------------------

                                 FORM 8-A/A

                              AMENDMENT NO. 1

             FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                 PURSUANT TO SECTION 12(b) OR 12(g) OF THE
                      SECURITIES EXCHANGE ACT OF 1934

                            INPRISE CORPORATION
           (Exact Name of Registrant as Specified in its Charter)


                  Delaware                           94-2895440
         (State of Incorporation or             (I.R.S. Employer
               Organization                    Identification no.)


               100 Enterprise Way                      95066-3249
             Scotts Valley, California                 (Zip Code)
    (Address of principal executive offices)


If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), please check the following box. |_|

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box. |X|

Securities Act registration statement file number to which this form relates:______________________
           (If applicable)


   Securities to be registered pursuant to Section 12(b) of the Act: None

    Securities to be registered pursuant to Section 12(g) of the Act:

                      Preferred Stock Purchase Rights
                      -------------------------------
                              (Title of Class)




ITEM 1.     DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED.

            Effective as of February 6, 2000, the Rights Agreement, dated as of December 20, 1991 (the "Rights Agreement"), between Inprise Corporation, a Delaware corporation formerly known as Borland International, Inc. ("Inprise"), and ChaseMellon Shareholder Services, L.L.C., a New Jersey limited liability company and the successor in interest to Manufacturers Hanover Trust Company of California, was amended (the "Amendment") in order to, among other things, (i) prevent Carleton Acquisition Co., a Delaware corporation and a wholly owned subsidiary of Corel Corporation ("Sub"), a corporation continued under the laws of Canada ("Corel"), and Corel from becoming an Acquiring Person (as defined in the Rights Agreement); (ii) prevent a Stock Acquisition Date or a Distribution Date (each as defined in the Rights Agreement) from occurring, in each case as a result of (a) the execution of the Agreement and Plan of Merger, dated as of February 6, 2000 (the "Merger Agreement"), by and among Corel, Sub and Inprise; (b) the merger of Sub with and into Inprise as provided for in the Merger Agreement; (c) the execution of the Stock Option Agreement, dated as of February 6, 2000 (the "Inprise Stock Option Agreement"), by and among Inprise and Corel, pursuant to which Inprise granted to Corel an option to purchase 12 million shares of Inprise's common stock; (d) the acquisition of shares of common stock of Inprise pursuant to the Inprise Stock Option Agreement; or (e) any of the other transactions contemplated by the Merger Agreement or the Inprise Stock Option Agreement.

            A copy of the Amendment to the Rights Agreement is attached hereto as Exhibit 2 and is incorporated herein by reference. The foregoing description of the Amendment to the Rights Agreement does not purport to be complete and is qualified in its entirety by reference to the Amendment to the Rights Agreement. Capitalized terms used herein and not otherwise defined have the meanings ascribed to them in the Registration Statement on Form 8-A to which this Form 8-A/A relates.

ITEM 2.     EXHIBITS.

            2. Amendment, dated as of February 6, 2000, to the Rights Agreement, dated as of December 20, 1991, between Inprise Corporation, a Delaware corporation, and ChaseMellon Shareholder Services, L.L.C., as Rights Agent.




                                 SIGNATURE

            Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

                                    INPRISE CORPORATION

Date:  February 11, 2000            By: /s/ JoAnne Butler
                                        -------------------------------
                                    Name:  JoAnne Butler
                                    Title: Vice President and Secretary